Exhibit 99.1

FOR IMMEDIATE RELEASE
Introgen Therapeutics Reports Fourth Quarter 2005 Financial Results
Results in Line with Expectations
AUSTIN, TX, March 15, 2006 – Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today its results for the quarter and year ended December 31, 2005, reporting progress during the period in its research and development and clinical trial programs.
During the quarter ended December 31, 2005 Introgen used cash, cash equivalents and short-term investments of $5.1 million to conduct its operations. Introgen’s cash, cash equivalents, marketable securities and short-term investments were $36.0 million at December 31, 2005. Revenue was $624,000 for the quarter ended December 31, 2005, compared to revenue of $398,000 for the quarter ended September 30, 2005 and $1.2 million for the quarter ended December 31, 2004. Operating expense was $7.7 million for the quarter ended December 31, 2005, compared to $6.7 million for the quarter ended September 30, 2005 and $5.8 million for the quarter ended December 31, 2004.
Introgen reported a net loss of $6.7 million, or $0.19 per share, for the quarter ended December 31, 2005. These results compare to a net loss of $6.1 million, or $0.18 per share, for the previous quarter ended September 30, 2005 and a net loss of $4.4 million, or $0.16 per share, for the comparable quarter ended December 31, 2004.
For the year ended December 31, 2005, Introgen reported a net loss of $26.1 million, or $0.80 per share, compared to a net loss of $24.4 million, or $0.91 per share, for the year ended December 31, 2004. Revenue for the year ended December 31, 2005 was $1.9 million, compared to revenue of $1.8 million for the year ended December 31, 2004. Operating expense was $29.2 million for the year ended December 31, 2005 compared to $27.1 million for the year ended December 31, 2004.
Quarterly Conference Call
Introgen has scheduled a conference call to discuss the financial results at 4:30 p.m. Eastern Standard Time today. Interested parties can access a live Internet broadcast at www.introgen.com. The call may also be accessed by dialing 1-877-616-4476 or 1-706-679- 7372. For those unable to listen to the broadcast the call will be archived at Introgen’s website in the Investor Relations section.
Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and genes.

Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its clinical development program for treatment of cancer or other diseases and Introgen’s financial performance. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at www.introgen.com.
Contact:
Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	DECEMBER 31,	DECEMBER 31,
	2005	2004
	(Thousands)
CASH, CASH EQUIVALENTS, SHORT-TERM INVESTMENTS AND MARKETABLE SECURITIES	36,014	38,180

OTHER CURRENT ASSETS	297	659

PROPERTY AND EQUIPMENT, NET	6,181	7,277

GRANT RIGHTS ACQUIRED	163	1,582

OTHER ASSETS	326	359

TOTAL ASSETS	$42,981	$48,057

ACCOUNTS PAYABLE, ACCRUALS AND OTHER CURRENT LIABILITIES	$6,782	$6,858

NOTES PAYABLE, NET OF CURRENT PORTION	7,784	7,901

OTHER LONG TERM LIABILITIES	1,404	1,132

TOTAL LIABILITIES	15,970	15,891

TOTAL STOCKHOLDERS’ EQUITY	27,011	32,166

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,981	$48,057

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)
	(Thousands except per share information.)
CONTRACT SERVICES, GRANT AND OTHER REVENUE	$624	$1,217	$1,867	$1,808

OPERATING EXPENSE:
RESEARCH AND DEVELOPMENT	5,371	4,497	21,400	20,474
GENERAL AND ADMINISTRATIVE	2,361	1,296	7,834	6,597

TOTAL OPERATING EXPENSE	7,732	5,793	29,234	27,071

LOSS FROM OPERATIONS	(7,108)	(4,576)	(27,367)	(25,263)

INTEREST INCOME, INTEREST EXPENSE AND OTHER INCOME, NET	361	208	1,264	876

NET (LOSS)	($6,747)	($4,368)	($26,103)	($24,387)

NET LOSS PER SHARE, BASIC AND DILUTED	($0.19)	($0.16)	($0.80)	($0.91)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	35,742	27,886	32,780	26,943